Exhibit 99.1

JIYA ACQUISITION CORP. RECEIVES NASDAQ NOTIFICATION OF

NON-COMPLIANCE WITH LISTING RULES

Palo Alto, California, September 2, 2022 (Business Wire) — Jiya Acquisition Corp. (NASDAQ: JYAC) (“Jiya” or the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced that on August 23, 2022, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“NASDAQ”) advising the Company that the Company did not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing because NASDAQ had not yet received the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Form 10-Q”).

NASDAQ informed the Company that it had until October 24, 2022 to submit a plan to regain compliance with respect to this delinquent report. The Company filed its Form 10-Q on August 31, 2022. As a result of the filing, on September 1, 2022, NASDAQ confirmed that the Company is no longer required to submit a plan to regain compliance.

This notification has no immediate effect on the listing of the Company’s securities on NASDAQ.

About Jiya Acquisition Corp.

Jiya Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s compliance with NASDAQ listing criteria. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “is working,” “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our SEC filings. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Rekha Hemrajani

Chief Executive Officer

628 Middlefield Road

Palo Alto, CA

rekha@jiyacorp.com